UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Exchange Act of 1934

Clubs  Choice Holdings, Inc. f/n/a Millenia Hope, Inc.
(Exact  name of registrant as specified  in its charter)

Delaware	98-0213828
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

2 Wall Street, 8th Floor, New York, NY,	10005
(Address of Principal Executive Offices)	(Zip Code)

Registrant's  Telephone Number, including area code  514-773-7017

Securities to be registered Pursuant to Section 12(b) of the Act:  None

(formerly registered and trading symbol - MLHI)

Title of Each Class to be so registered	Name of each exchange on which each class is to be registered

Large accelerated filer	0	Accelerated filer	0
Non-accelerated filer	0 (Do not check if a smaller reporting company)	Smaller reporting company	X

SEC 1396 (02-08) Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Business.

Clubs Choice Holdings, Inc. f.n.a. Millenia Hope Inc.(“The Clubs Choice” or the “Company”) a corporation organized under the Laws of the State of New York pursuant to Rule (c) 2- 11 (a)(5) of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934. Under Rule 15(c) 2-11 (a)(5) WAS INCORPORATED ON December 24, 1997.

The company has operated under various names since incorporation, most recently Clubs Holdings, Inc. from September 2013.

Currently, the company has two officers. Mr. Bernie Nicholls is CEO and Mr. Peter Kanellopoulos is President.

The company has its principal executive offices at 2 Wall Street, 8th Floor, New York, NY, 10005.

Narrative Description of Clubs Choice Holdings, Inc. f/n/a Millenia Hope Inc.

The  Clubs  Choice  uses  proven  technology that  takes advantage of the ever-growing social media across numerous categories. The Clubs Choice brings together the user experiences and observations of several early adopters of social networks with the business savvy of a sports and entertainment events planner and capabilities of an internet media company and its  associated agency  network. The company addresses  several divergent phenomenon in today’s  internet driven world including social network services, mobile computing, information overload, tension between cost of  services and who pays.

As the impact of traditional advertising and promotional activities decline, businesses are searching for new ways to reach their target markets. The Clubs Choice line of online services fulfill the needs of today’s dynamic market.  Technological developments have also allowed businesses to better measure the results of their campaigns and promotional offers, particularly with internet based activities.

Enhanced by innovative technologies, the key innovation of this service is a business strategy which leverages up on existing services, relationships, and capabilities. Some of the necessary strategic elements exist in the market place generally, while others are the strengths and capabilities of the principals and strategic partners of the company.

The Nature of services offered.

The platform and web-site offers the users to interact with each other as a social media platform. The user is then rewarded with points in which he can redeem with various suppliers or sponsors of the web-site.

The revenue generated on the platform will be through advertising and sponsorship contracts. The value proposition of the platform will be based on user activity, page views and time on site.

Competition

We face great competition from various aspects of the industry. We compete to attract users and with the importance social media has received in the past two years, we are starting to see many web sites addressing the social media phenomenon. The main competitors are companies that provide online traditional web and mobile based information and entertainment services that are designed to engage users and capture time spent online and on mobile devices.

Item lA. Risk Factors.

Smaller Reporting Company not required to provide.

Item 2. Selected Financial Information.

Clubs Choice Holdings, Inc., f/n/a  Millenia Hope, Inc. went dormant in 2008 and was revived during 2013, with a new focus and new management.  New management is willing to provide an Management Discussion and Analysis, but rather than on past efforts of the former management, it is felt that information related to the current trends would be more meaningful.

The net profit is a result of debt write-off.

Accounting Period	Gross Revenue	Net Profit (Losses)
Year ended November 30, 2012	$0.00	$938,463
Year Ended November 30, 2011	0.00	0.00
Nine Months ended August 30, 2013	0.00	$1,1886.39
Nine Months ended August 30,2012	0.00	$1,1963.19

 Please refer to “Item 15. Financial Statements and Exhibits” included in this registration statement.

Item 3. Properties.

Office lease  at 2 Wall Street, Sth  Floor, New York, NY, 10005

Item 4. Security Ownership of Certain Beneficial Owners and Management.

Title of class	and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Common	Gengiu Consulting,Inc., Control Person Attn: John Cacchioli, 2 Wall St., 8th FL New York, NY 10005	17,000,000	7%
Common	Yehuda Kops, Control Person 5737 Wolseley Ave/Cote-St Luc/QC H4W 2L6	1,387,781	1%
Common	Bernie Nicholls, CEO, First Asian Investment 2 Wall St., 8th Fl New York,NY 10005	84,000,000	36%
Common	Peter Kanellopoulos, President 2 Wall St., 8th Fl New York,NY 10005	-	0%
Common	Leonard Stella, Control Person 9164 Emile Nelligan St-Leonard/QC H1R 2W1	2,182,740	1%
Common	Don Ivanski, Cavalli NYC Inc., Contol Person 2 Wall St., 8th Fl New York,NY 10005	30,000,000	13%

The beneficial owners include the officers, and with one exception, all the principal officers own stock in the company.

Item 5. Directors and Executive Officers.

Name	Age	Position
Mr. Bernie Nicholls	52	Chief Executive Officer (CEO)
Mr. Peter Kanellopoulos	49	President

1.
Mr. Bernie Nicholls has developed over the years a vast network of professional sports players as well as important business relationships around sports. He was instrumental in developing new market strategies for an online sports marketing company in 2010 and has been part of that company before he took on the position as CEO of Millenia Hope in May 2013.  Bernie is a former professional hockey player with the National Hockey League. He has played for the Los Angeles Kings, New York Rangers, Edmonton Oilers, New Jersey Devils, Chicago Blackhawks and San Jose Sharks. He is one of only 8 players in NHL history to score 70 goals in one season, and one of 5 to score 150 points. He also won a Silver medal in the World Hockey Championships for Canada.

2.
Mr. Peter Kanellopoulos is an Accountant by trade. He has been a consultant in financial management for over 15 years. Peter put his consulting practice aside to join Millenia Hope Inc. in July 2013. He has been instrumental in creating a financial and accounting structure for Millenia Hope Inc. that will help the company expand in the future.

Item 6. Executive Compensation.

Nothing currently.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

None.

Item 8. Legal Proceedings.
None.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

(a)	Market Information:
Our common stock is traded under the symbol MLHI on www.otcmarkets.com

(b)	Holders:

August 31, 2013:
Authorized –
I/O – 231,508,097
Res – 182,224,739
FT – 49,283,358
Active S/H – 886
Active Certs –1,331

Item 11. Description of Registrant's Securities to be Registered.

None are to be registered, currently.  Previously registered..

Item 12. Indemnification of Directors and Officers.
None.

Item 13. Financial Statements and Supplementary Data.

As a Smaller Reporting Company, registrant is not required to provide.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.
(a)

Consolidated Balance Sheet,  as at August 31, 2013

Consolidated Statements of Operations, 3rd Quarter Ended  August 31, 2013

Consolidated Statement of Cash  Flows, 3rd Quarter Ended  August 31, 2013

Consolidated Balance Sheet, As at May 31, 2013

Consolidated Statements of Operations, 2nd Quarter Ended  May 31, 2013

Consolidated Statement  of Cash  Flows, 2nd Quarter Ended  May 31, 2013

Consolidated Balance Sheet, as at February 28, 2013

Consolidated Statements of Operations, 1st Quarter Ended  February 28, 2013

Consolidated Statement of Cash  Flows, 1st Quarter Ended  February 28, 2013

(b)

Exhibits:
Articles of Incorporation - incorporated by reference
By Laws - incorporated by reference
Registration statement on Form- incorporated by reference
Financial statements, attached hereto.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Clubs Choice Holdings, Inc.

Date: May 20, 2014	By:	/s/ Bernie Nicholls
Bernie Nicholls
CEO

MILLENIA HOPE INC

FINANCIAL STATEMENTS

For the 3rd Quarter ended August 31, 2013
(Unaudited)

MILLENIA HOPE INC

NOTES TO FINANCIAL STATEMENTS
For the 3rd Quarter ended August 31, 2013
(Unaudited)

Management's Certification

Millenia Hope's Management certifies that all corporate actions are performed in conformity with the Securities Exchange Commission policies and Pink Sheets disclosure policies, and that the Company is currently in good standing and up to date in its corporate reports in compliance with all applicable laws.

The accompanying unaudited consolidated financial statements and the notes thereto have been prepared in accordance with accounting principles generally accepted in the United States of America, present fairly, in all material respects, the financial position of Millenia Hope Inc. and the results of its operations and cash flows  for  the  periods presented, in conformity   with accounting principles  generally  accepted in  the United States, consistently applied.

These statements were produced internally and published for the benefit of the shareholders.

/s/ Peter Kanellopoulos
Peter Kanellopoulos
CFO
October 31, 2013

MILLENIA HOPE INC
Consolidated  Balance Seet
As at August 31, 2013

Assets	August 31, 2013	Nov. 30, 2012
Current Assets	(Unaudited)	(Unaudited)
Cash	$-	$-
Accounts Receivable	-	-
Prepaid expenses & Deposits	-	-
Total Current Assets	-	-

Property & Equipment (net)	-	-

	$-	$-

Liabilities & Stockholders' (Deficit)
Current Liabilities
Bank Advances	$-	$-
Accounts Payable and Accrued Liabilities	71,980	-
Notes payable	976,539	2,237,158
Total Current Liabilities	1,048,519	2,237,158

Convertible notes payable (net)	-	-

Total Liabilities	1,048,519	2,237,158

Stockholders' (Deficit)
Paid in Capital	27,596,916	27,596,916
(Deficit) Accumulated During the Development Stage	(28,645,435)	(29,834,074)
	(1,048,519)	(2,237,158)

MILLENIA HOPE INC.
Consolidatd Statements  of Operations
3nd Quarter Ended August 31, 2013

	9 Months	6 Months
	3rd Quarter	2nd Quarter
	August 31	May 31
	2013	2013

Revenues	$-	$-

Cost of Sales	-	-

Gross Profit	-	-

Operating Expenses
Administrative Salaries	-	-
Accounting and legal fees	41,200	34,800
Selling, general and administrative	30,780	29,500

	71,980	64,300

Operating (Loss)	(71,980)	(64,300)

Other income (expense)
Write-off Debt	1,260,619	1,260,619

	1,260,619	1,260,619

Net Profit (loss)	$1,188,639	$1,196,319

MILLENIA HOPE INC.
Consolidated Statement of Cash Flows
3nd Quarter Ended August 31, 2013

9 Months
	3rd Quarter	Year Ended
	August 31	November 30
	2013	2012
Operating Activities
Net Profit (loss)	1,188,639	938,463
Depreciation	-	-
Accounts Receivables	-	-
Lease inducements	-	-
Inventory	-	-
Other receivables	-	-
Prepaid expenses and deposits	-	-
(Decrease) Increase in accts payable and accrued liabilities	71,980	-

Cash (used in) operating activities	1,260,619	938,463

Financing Activities
Advances from related parties	-	-
Payments/Write off on convertible note payable	(1,260,619)	(938,463)
Proceeds from notes payable
Issuance of capital stock for cash	-	-

Cash provided by financing activities	(1,260,619)	(938,463)

Investing activities
Additions to fixed assets	-	-

Cash flows provided by (used in) investing activities	-	-

Increase (decrease) in cash	-	-

Cash and cash equivalents
Beginning of period	-	-
End of period	-	-

MILLENIA HOPE INC

NOTES TO FINANCIAL STATEMENTS
For the 3rd Quarter ended August 31, 2013
(Unaudited)

1. BASIS OF PRESENTATION

Millenia Hope Inc. was incorporated in the State of Delaware on December  24, 1997. Through its acquisition of the patent rights for MMH Malarex(TM), The accompanying unaudited condensed consolidated financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America by the Issuer and in the opinion of management, include all adjustments consisting only of normal recurring accruals considered necessary to present fairly the Company's financial position at August 31, 2013 and the results of operations for the 3rd quarter ended August 31, 2013. Moreover, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. NATURE OF BUSINESS

Inactivity

The company had become inactive during the last 2nd quarter of the Financial year 2008.

MILLENIA HOPE INC

FINANCIAL STATEMENTS

For the 2nd Quarter ended May 31, 2013
(Unaudited)

MILLENIA HOPE INC

NOTES TO FINANCIAL STATEMENTS
For the 2nd Quarter ended May 31, 2013
(Unaudited)

Management's Certification

Millenia  Hope's Management certifies that  all corporate actions are performed in conformity  with  the Securities Exchange  Commission policies and Pink Sheets disclosure policies, and that  the  Company is currently in good standing and up to date in its corporate reports in compliance with all applicable laws.

The accompanying unaudited consolidated financial statements and the notes thereto have been prepared in accordance with accounting principles generally accepted in the United States of America, present fairly, in all material respects, the financial position of Millenia Hope Inc. and the results of its operations and cash flows  for  the  periods presented, in conformity   with accounting principles generally  accepted in  the United States, consistently applied.

These statements were produced internally and published for the benefit of the shareholders.

/s/ G. Gentile
G. Gentile
CEO
July 11, 2013

MILLENIA HOPE INC
Consolidated Balance Sheet
As at May 31, 2013

Assets	May 31, 2013	Nov. 30, 2012
Current Assets	(Unaudited)	(Unaudited)
Cash	$-	$-
Accounts Receivable	-	-
Prepaid expenses & Deposits	-	-
Total Current Assets	-	-

Property & Equipment (net)	-	-

	$-	$-

Liabilities & Stockholders' (Deficit)
Current Liabilities
Bank Advances	$-	$-
Accounts Payable and Accrued Liabilities	64,300	-
Notes payable	976,539	2,237,158
Total Current Liabilities	1,040,839	2,237,158

Convertible notes payable (net)	-	-

Total Liabilities	1,040,839	2,237,158

Stockholders' (Deficit)
Paid in Capital	27,596,916	27,596,916
(Deficit) Accumulated During the Development Stage	(28,637,755)	(29,834,074)
	(1,040,839)	(2,237,158)
	$-	$-

Millenia Hope Inc.
Consolidated Statements of Operations
2nd Quarter Ended May 31, 2013

	6 Months	3 Months
	2nd Quarter	1st Quarter
	May 31	February 28
	2013	2013

Revenues	$-	$-

Cost of Sales	-	-

Gross Profit	-	-

Operating Expenses
Administrative Salaries	-	-
Accounting and legal fees	34,800	28,400
Selling, general and administrative	29,500	29,500

	64,300	57,900

Operating (Loss)	(64,300)	(57,900)

Other income (expense)
Write-off Debt	1,260,619	447,432

	1,260,619	447,432

Net Profit (loss)	$1,196,319	$389,532

Millenia Hope Inc.
Consolidated Statement of Cash Flows
2nd Quarter Ended May 31, 2013

6 Months
	2nd Quarter	Year Ended
	May 31	November 30
	2013	2012
Operating Activities
Net Profit (loss)	1,196,319	938,463
Depreciation	-	-
Accounts Receivables	-	-
Lease inducements	-	-
Inventory	-	-
Other receivables	-	-
Prepaid expenses and deposits	-	-
(Decrease) Increase in accts payable and accrued liabilities	64,300	-

Cash (used in) operating activities	1,260,619	938,463

Financing Activities
Advances from related parties	-	-
Payments/Write off on convertible note payable	(1,260,619)	(938,463)
Proceeds from notes payable
Issuance of capital stock for cash	-	-

Cash provided by financing activities	(1,260,619)	(938,463)

Investing activities
Additions to fixed assets	-	-

Cash flows provided by (used in) investing activities	-	-

Increase (decrease) in cash	-	-

Cash and cash equivalents
Beginning of period	-	-
End of period	-	-

MILLENIA  HOPE INC

NOTES TO FINANCIAL STATEMENTS For the 2nd Quarter ended May 31, 2013 (Unaudited)

1. BASIS OF PRESENTATION

Millenia Hope Inc. was incorporated in the State of Delaware  on December   24, 1997. Through  its acquisition of the patent  rights  for MMH Malarex(TM), The accompanying unaudited  condensed consolidated financial statements have been  prepared  in accordance with accounting  principles  generally  accepted  in the United States of America  by the Issuer and in the opinion of management, include all adjustments consisting  only of normal recurring accruals  considered necessary  to present fairly the Company's financial position at May 31, 2013 and the results of operations  for the 2nd quarter ended May 31, 2013. Moreover,  they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The  preparation  of  consolidated  financial  statements   in  conformity   with  accounting  principles   generally accepted  in United  States  of America  requires  management to make  estimates  and assumptions that affect the reported amounts  of assets and liabilities, disclosures of contingent assets and liabilities  at the date of the financial statements  and the reported  amounts  of revenues and expenses  during  the reporting  period. Actual results could differ from those estimates.

2. NATURE OF BUSINESS

Inactivity

The company had become inactive during the last 2nd quarter of the Financial year 2008.

MILLENIA HOPE INC

FINANCIAL STATEMENTS

For the 1st Quarter ended February 28, 2013
(Unaudited)

MILLENIA HOPE INC

NOTES TO FINANCIAL STATEMENTS
For the 1st Quarter ended February 28, 2013
(Unaudited)

Management's Certification

Millenia  Hope's Management certifies that  all corporate actions are performed in conformity  with  the Securities Exchange  Commission  policies and Pink Sheets disclosure policies, and that the  Company is currently in good standing and up to date in its corporate reports in compliance with all applicable laws.

The accompanying unaudited consolidated financial statements and the notes thereto have been prepared in accordance with accounting principles generally accepted in the United States of America, present fairly, in all material respects, the financial position of Millenia Hope Inc. and the results of its operations and cash flows  for  the  periods presented, in conformity   with accounting principles  generally  accepted in  the United States, consistently applied.

These statements were produced internally and published for the benefit of the shareholders.

/s/ G. Gentile
G. Gentile
CEO
May 31,2013

MILLENIA HOPE INC
Consolidated Balance Sheet
As at February 28, 2013

Assets	February 28, 2013	Nov. 30, 2012
Current Assets	(Unaudited)	(Unaudited)
Cash	$-	$-
Accounts Receivable	-	-
Prepaid expenses & Deposits	-	-
Total Current Assets	-	-

Property & Equipment (net)	-	-

	$-	$-

Liabilities & Stockholders' (Deficit)
Current Liabilities
Bank Advances	$-	$-
Accounts Payable and Accrued Liabilities	57,900	-
Notes payable	1,789,726	2,237,158
Total Current Liabilities	1,847,626	2,237,158

Convertible notes payable (net)	-	0

Total Liabilities	1,847,626	2,237,158

Stockholders' (Deficit)
Paid in Capital	27,596,916	27,596,916
(Deficit) Accumulated During the Development Stage	(29,444,542)	(29,834,074)
	(1,847,626)	(2,237,158)
	$-	$-

Millenia Hope Inc.
Consolidated Statements of Operations
1st Quarter Ended February 28, 2013

	1st Quarter	Year Ended
	February 28	November 30
	2013	2012

Revenues	$-	$-

Cost of Sales	-	-

Gross Profit	-	-

Operating Expenses
Administrative Salaries	-	-
Accounting and legal fees	28,400	-
Selling, general and administrative	29,500	-

	57,900	-

Operating (Loss)	(57,900)	-

Other income (expense)
Write-off Debt	447,432	938,463
Interest expense	-	-

	447,432	938,463

Net Profit (loss)	$389,532	$938,463

Millenia Hope Inc.
Consolidated Statement of Cash Flows
1st Quarter Ended February 28, 2013

	1st Quarter	Year Ended
	February 28	November 30
	2013	2012
Operating Activities
Net Profit (loss)	389,532	938,463
Depreciation	-	-
Accounts Receivables	-	-
Lease inducements	-	-
Inventory	-	-
Other receivables	-	-
Prepaid expenses and deposits	-	-
(Decrease) Increase in accts payable and accrued liabilities	57,900	-

Cash (used in) operating activities	447,432	938,463

Financing Activities
Advances from related parties	-	-
Payments/Write off on convertible note payable	(447,432)	(938,463)
Proceeds from notes payable
Issuance of capital stock for cash	-	-

Cash provided by financing activities	(447,432)	(938,463)

Investing activities
Additions to fixed assets	-	-

Cash flows provided by (used in) investing activities	-	-

Increase (decrease) in cash	-	-

Cash and cash equivalents
Beginning of period	-	-
End of period	-	-

MILLENIA HOPE INC

NOTES TO FINANCIAL STATEMENTS
For the 1st Quarter ended February 28, 2013
(Unaudited)

1. BASIS OF PRESENTATION

Millenia Hope Inc. was incorporated in the State of Delaware  on December   24, 1997. Through  its acquisition of the patent  rights  for MMH  Malarex(TM), The accompanying unaudited  condensed consolidated financial statements  have  been  prepared  in accordance with accounting principles  generally  accepted  in the United States of America  by the Issuer  and in the opinion of management, include all adjustments consisting  only of normal recurring  accruals considered necessary  to present fairly the Company's financial position at February 28, 2013 and the results  of operations  for the 1st quarter  ended  February  28, 2013.  Moreover,  they  do not include all of the information and footnotes  required by generally  accepted  accounting principles  for complete financial statements.

The  preparation  of  consolidated  financial  statements  in  conformity   with  accounting  principles   generally accepted  in United  States of America  requires  management to make  estimates  and assumptions that affect the reported  amounts  of assets and liabilities, disclosures of contingent assets and liabilities  at the date of the financial statements  and the reported  amounts  of revenues  and expenses  during the reporting  period. Actual results could differ from those estimates.

2. NATURE OF BUSINESS

Inactivity

The company had become inactive during the last 2nd quarter of the Financial year 2008.